Exhibit 99.1

         Heinz Reports Strong Third Quarter Sales and Profit
      Results Driven by Outstanding Performance in Top 15 Brands


    -- Overall Company Sales grew 5.0% and volume and price combined rose 3.7%, driven by global innovation and a 21% increase in marketing;

    --  Sales for Heinz's top 15 brands grew 11%;

    -- Operating income grew 9.0% excluding special items in the prior year. Operating income increased 22% on a reported basis;

    -- EPS from continuing operations increased 32% to $0.66 compared to EPS of $0.50 last year. (Prior year EPS excludes special charges of $0.11 per share);

    -- Full Year EPS Outlook is $2.35 to $2.39, an increase of 12 to 14 percent versus last year (excluding prior year special items).

    Business Editors

    PITTSBURGH--(BUSINESS WIRE)--Feb. 27, 2007--Continuing its excellent Fiscal 2007 performance, H. J. Heinz Company (NYSE:HNZ) today reported strong sales, operating income and EPS growth versus prior year. The results continue to be driven by consumer-oriented innovation and increased marketing investment in support of Heinz's top brands and products. Sales increased 5.0% driven by impressive double-digit growth in Heinz's top brands including Heinz(R) branded products, Smart Ones(R) meals, Classico(R) pasta sauces, Plasmon(R) baby food and ABC(R) branded products.

    Commenting on the Company's performance, Heinz's Chairman, President and CEO William R. Johnson said: "We are pleased to report another excellent quarter at Heinz. Our increased strategic focus on health and wellness, increased marketing support for successful innovations, and accelerating growth in fast-growing emerging economies like China, Indonesia, Poland and India is driving continued performance improvements. Based on our results to-date and on our outlook, Heinz remains on track to meet its full-year EPS projection of $2.35 to $2.39, an increase of 12 to 14 percent versus last year."

    On a total company basis, including the impact of discontinued operations, the Company reported net income of $219.0 million or $0.66 per diluted share for the quarter compared to $116.6 million or $0.35 per diluted share in the prior year. On a continuing operations basis, the Company reported income of $219.0 million or $0.66 per diluted share compared to $133.2 million of $0.39 per diluted share in the prior year. Excluding discontinued operations and special items in the prior year only, as there were no special items in the third quarter, net income was $219.0 million or $0.66 per diluted share compared to $168.0 or $0.50 per diluted share in the prior year. This significant 32% improvement is a result of higher sales, improved gross margins, a 9% increase in operating income, and a lower effective tax rate for the quarter of 26.0% compared to 35.5% a year ago, excluding prior year special items. The Company's full year EPS outlook of $2.35 to $2.39 assumes an effective tax rate of approximately 30%.

    INNOVATION IN HEALTH, WELLNESS & CONVENIENCE

    The accelerating global consumer trend towards health and wellness is creating numerous growth opportunities for Heinz, which is the world's largest provider of lycopene-rich, tomato-based products like Heinz(R) Ketchup and Classico(R) pasta sauces and Pudliszki(R) sauces and Heinz(R) Cream of Tomato soup - the U.K.'s biggest selling variety. Heinz is also a global leader in other good-for-you foods like high-fiber beans, healthy soups and infant nutrition, as well as the Smart Ones(R) and Weight Watchers from Heinz(R) ranges of healthy convenience meals and snacks.

    "As announced last week at CAGNY, I have asked Dave Moran, President and CEO of Heinz North America, to lead a global Heinz taskforce to accelerate the health and wellness activities across our top brands and ensure that our new product and marketing efforts leverage the Company's well-positioned portfolio," Mr. Johnson said.

    Mr. Johnson continued, "We are encouraged by the strong consumer acceptance of the more than 100 new products we launched around the Heinz world this year, and will build on this success with our planned launch of an unprecedented wave of more than 200 new products in Fiscal 2008. The products have been designed to meet the consumer trifecta of great taste, health, and convenience."

    SUPPLY CHAIN/PRODUCTIVITY

    Fueling the Company's innovation and marketing increases are productivity gains that are running ahead of the two-year growth plan announced last June. Specifically, Heinz is on track to:

    -- Achieve global supply chain savings of approximately $175 million, about $10 million above the Fiscal 2007 target;

    -- Reduce global deals and allowances from 18.1 percent of sales last year to 17.2 percent this year;

    --  Exit 15 plants; and

    --  Exceed SG&A productivity targets by 10%.

    To ensure continued productivity improvements, Scott O'Hara, President and CEO of Heinz Europe, has been appointed to lead a Heinz global supply chain taskforce.

    Mr. Johnson said, "Our productivity gains combined with prudent pricing have allowed us to offset commodity cost headwinds while still investing aggressively in current and future growth. I am confident that Scott will leverage the excellent cost cutting experience he gained at Gillette to better coordinate our productivity initiatives and drive global best practices across our business units."

    (Comments herein refer to the following non-GAAP financial measures: adjusted gross profit and adjusted operating income for Fiscal 2006, which exclude special items, and Operating Free Cash Flow for 2007. There have been no special items in Fiscal 2007. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they enable investors to use financial measures that management uses in addition to GAAP measures to evaluate the day-to-day operations of the business.)

    THIRD QUARTER SUMMARY

    Third quarter sales increased 5.0%, to $2.30 billion from $2.19 billion. Sales increased 1.4% from volume, 2.3% from net pricing and 4.0% from foreign exchange, partially offset by a 2.7% decline from the impact of divestitures, net of acquisitions. The volume increase was driven primarily by the North American Consumer Products, Italian infant nutrition and Australian businesses. Approximately one third of the quarter's volume increase was driven by Heinz's emerging RICIP markets of Russia, India, China, Indonesia and Poland.

    Gross profit margin in the third quarter increased to 37.1% from the adjusted gross profit margin in 2006 of 36.5%, reflecting higher pricing and productivity initiatives, partially offset by commodity cost increases. Gross profit benefited from higher volume and favorable foreign exchange, partially offset by the impact of divestitures. Operating income in the third quarter of Fiscal 2007 of $376.3 million, increased 9.0% from adjusted operating income in the third quarter of 2006, largely due to the higher sales and gross profit margin, as well as the targeted workforce reductions in the prior year. These were partially offset by a more than 20% increase in marketing expense and increased compensation costs, including the impact of the adoption of FAS 123R.

    The operating income increase of 9.0%, combined with a lower effective tax rate of 26.0% and a 1.6% reduction in shares outstanding, resulted in a 32% increase in EPS. The Company continues to expect a reported tax rate on continuing operations for the year of approximately 30%.

    Heinz's working capital management showed continued improvement over the prior year, as the Cash Conversion Cycle for the quarter improved 7 days to 57 days, reflecting improvements in the current year core operations and the impact of prior year divestitures. The Company generated $72 million of Operating Free Cash Flow (cash flow from operations plus proceeds from disposals of property, plant and equipment less capital expenditures) in the third quarter of Fiscal 2007.

    THIRD QUARTER SEGMENT HIGHLIGHTS

    NORTH AMERICAN CONSUMER PRODUCTS

    Sales of the North American Consumer Products segment increased 8.5%. Volume increased 5.2%, as a result of continued strong growth in Smart Ones(R) meals and Boston Market(R) entrees and desserts as well as solid growth in Heinz(R) ketchup. Volume increases were generated from increased consumption of both Ore-Ida(R) frozen potatoes and T.G.I. Friday's(R) snacks, as well as from Classico(R) pasta sauces, driven by successful product launches and increased marketing and promotions. In addition, Heinz Canada generated significant volume growth of approximately 11%, with improvements across the majority of its portfolio. Pricing increased 1.7% largely due to Heinz(R) ketchup, Boston Market(R) entrees and sides and Classico(R) pasta sauces. Acquisitions increased sales 1.4%, due to the acquisition of Renee's Gourmet Foods, a Canadian manufacturer of premium salad dressings, sauces, dips, marinades and mayonnaise.

    Adjusted operating income increased almost 5%, due primarily to increased volume and higher pricing, partially offset by increased manufacturing and marketing costs. G&A was flat with the prior year and S&D as a percentage of sales declined, due to distribution efficiencies.

    U.S. FOODSERVICE

    Sales of the U.S. Foodservice segment decreased 3.8% and volume decreased 4.3%. Heinz(R) ketchup sales grew almost 7% for the quarter behind higher volume and favorable net pricing. This growth was offset by lower frozen soup sales related to warm weather early in the quarter and the exit of several low-margin contracts in the PPI business unit. Divestitures, net of acquisitions, reduced sales 2.1%. Pricing increased 2.6%, reflecting lower deal spending on Heinz(R) ketchup, Heinz(R) tomato products and frozen desserts.

    Adjusted operating income decreased $2.9 million due to the volume decline, higher commodity costs and increased G&A. Favorable net pricing and reduced S&D costs offset a portion of these variances.

    EUROPE

    Sales increased 5.3% including organic volume, price and mix of 1.4%. Higher pricing increased sales 2.0%, driven primarily by reduced promotions on Heinz(R) soup in the U.K. as well as increases in infant feeding in both Italy and the U.K. Reported volume decreased 0.6%, as improvements in the Italian infant nutrition business, Heinz(R) ketchup across Europe, Heinz(R) beans in the U.K., Weight Watchers from Heinz frozen ready meals and the Pudliszki(R) products in Poland were offset by reduced sales of Heinz(R) soup reflecting the Company's decision to reduce deal spending, as well as softness in the European non-branded frozen desserts business. Favorable exchange translation rates increased sales by 10.5% and divestitures reduced sales 6.6%.

    Adjusted operating income increased 9.7% due to higher pricing, reduced G&A and favorable exchange translation rates, and was partially offset by higher marketing expense, the impact of divestitures and increased commodity costs. The decrease in G&A reflects prior year targeted workforce reductions, including the downsizing of Heinz's European headquarters. The increase in marketing expense is due to the increased investment the Company is making in its key brands, including Plasmon(R), Heinz(R), and Pudliszki(R).

    ASIA/PACIFIC

    Sales in Asia/Pacific increased 6.5%. Volume increased sales 2.5%, reflecting continued strong performance in Australia (+9%) and our Long Fong frozen food business in China (+11%), both largely due to new product introductions. Price increases in Indonesia and New Zealand increased sales 1.8%. Divestitures reduced sales 0.6% and favorable foreign exchange translation rates increased sales 2.9%.

    Adjusted operating income increased 52.1% or $9.5 million due primarily to the volume improvements, higher pricing, reduced commodity costs in Indonesia and reduced G&A, partially offset by increased marketing.

    REST OF WORLD (ROW)

    Sales for Rest of World increased 10.9%. Volume increased 10.9% due primarily to increased demand and marketing support for nutritional drinks in India and increases in ketchup and baby food in Latin America. Higher pricing increased sales by 8.6%, largely due to reduced promotions and price increases in Latin America. Divestitures reduced sales 7.5% and foreign exchange translation rates reduced sales 1.0%.

    Adjusted operating income increased 43.5% or $3.6 million primarily resulting from increased volume and higher pricing.

    YEAR TO DATE HIGHLIGHTS

    Sales for the nine months ended January 31, 2007 increased 5.5%. Sales were favorably impacted by a volume increase of 2.9%, led by the North American Consumer Products segment and the Australian business. Strong volume increases were also generated in New Zealand, Italian infant nutrition, U.S. Foodservice and the emerging markets of India, China and Poland, in line with the Company's strategy to focus on key emerging markets. These increases were partially offset by declines in the U.K. and Russia. Net pricing increased sales by 1.7%. Divestitures, net of acquisitions, decreased sales by 1.4%, while foreign exchange translation rates increased sales by 2.4%.

    Adjusted operating income for the nine months increased 9.9%, and was favorably impacted by higher volume and improved gross profit margin of 37.5% versus 37.0% last year. Income from continuing operations was $1.83 per diluted share in the nine months ended January 31, 2007, compared to income from continuing operations, excluding special items, in the prior nine months of $1.56 per share, an increase of 17%. On a total company basis, net income was $1.81 per diluted share this year compared to $1.39 per diluted share last year.

    MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

    Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m.

    The call is available live for Media (listen only) at (800) 955-1760 (U.S.). The conference ID is Heinz or 8565601. The meeting will be hosted by Art Winkleblack, Executive Vice President and Chief Financial Officer; Ed McMenamin, Senior Vice President - Finance and Corporate Controller; and Margaret Nollen, Vice President - Investor Relations.

    SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

    --  sales, earnings, and volume growth,

    --  general economic, political, and industry conditions,

    -- competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

    -- the ability to identify and anticipate and respond through innovation to consumer trends,

    --  the need for product recalls,

    --  the ability to maintain favorable supplier relationships,

    --  currency valuations and interest rate fluctuations,

    --  changes in credit ratings,

    -- the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

    -- approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

    --  the ability to successfully complete cost reduction programs,

    -- the voting results on shareholder proposals, including the proposed amendments to require majority voting,

    -- the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

    -- the ability to effectively integrate acquired businesses, new product and packaging innovations,

    --  product mix,

    -- the effectiveness of advertising, marketing, and promotional programs,

    -- the ability to maintain sales growth while reducing any spending on advertising, marketing and promotional programs,

    --  supply chain efficiency,

    --  cash flow initiatives,

    -- risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

    -- changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

    --  the success of tax planning strategies,

    -- the possibility of increased pension expense and contributions and other people-related costs,

    --  the possibility of an impairment in Heinz's investments,

    -- the potential adverse impact of natural disasters, such as flooding in Indonesia, and

    --  the ability to implement new information systems; and

    --  other factors described in "Risk Factors" and "Cautionary
        Statement Relevant to Forward-Looking Information" in the
        Company's Form 10-K for the fiscal year ended May 3, 2006.

    The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

    ABOUT HEINZ: H. J. Heinz Company, offering "Good Food Every Day"(TM) is one of the world's leading marketers and producers of nutritious foods in ketchup, condiments, sauces, meals, soups, snacks and infant foods. Heinz provides superior quality, taste and nutrition to people eating at home, at restaurants, at the office and "on-the-go." Heinz is a global family of leading brands, including Heinz(R) ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), Ore-Ida(R) potato products, Weight Watchers(R) Smart Ones(R) entrees, Boston Market(R) meals, T.G.I. Friday's(R) snacks, and Plasmon(R) infant nutrition. Heinz has number-one or number-two brands on five continents, showcased by Heinz(R) ketchup, The World's Favorite Ketchup(R). Information on Heinz is available at www.heinz.com.



                 H. J. Heinz Company and Subsidiaries
                  Consolidated Statements of Income
               (In Thousands, Except per Share Amounts)

                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                       January 31, January 25, January 31, January 25,
                           2007        2006        2007        2006
                         FY2007      FY2006      FY2007      FY2006
                       ----------- ----------- ----------- -----------

 Sales                 $2,295,192  $2,186,524  $6,587,337  $6,243,786
 Cost of products sold  1,443,076   1,405,807   4,116,206   3,956,735

                       ----------- ----------- ----------- -----------
 Gross profit             852,116     780,717   2,471,131   2,287,051

 Selling, general and
  administrative
  expenses                475,788     473,081   1,392,176   1,421,589

                       ----------- ----------- ----------- -----------
 Operating income         376,328     307,636   1,078,955     865,462

 Interest income           14,752       7,693      29,147      21,491
 Interest expense          86,054      86,336     241,852     229,140
 Other expense, net        (9,203)     (9,918)    (24,020)    (19,836)

                       ----------- ----------- ----------- -----------
 Income from continuing
  operations before
  income taxes            295,823     219,075     842,230     637,977

 Provision for income
  taxes                    76,785      85,897     231,660     196,295
                       ----------- ----------- ----------- -----------

 Income from continuing
  operations              219,038     133,178     610,570     441,682

 (Loss)/income from
  discontinued
  operations, net of
  tax                           -     (16,578)     (5,856)     36,013
                       ----------- ----------- ----------- -----------


 Net income            $  219,038  $  116,600  $  604,714  $  477,695
                       =========== =========== =========== ===========

 Income/(loss) per
  common share -
  Diluted
     Continuing
      operations       $     0.66  $     0.39  $     1.83  $     1.29
     Discontinued
      operations                -       (0.05)      (0.02)       0.10
                       ----------- ----------- ----------- -----------

     Net Income        $     0.66  $     0.35  $     1.81  $     1.39
                       =========== =========== =========== ===========

 Average common shares
  outstanding - diluted   332,509     337,822     333,985     343,532
                       =========== =========== =========== ===========

 Income/(loss) per
  common share - Basic
     Continuing
      operations       $     0.67  $     0.40  $     1.85  $     1.30
     Discontinued
      operations                -       (0.05)      (0.02)       0.11
                       ----------- ----------- ----------- -----------

     Net Income        $     0.67  $     0.35  $     1.83  $     1.40
                       =========== =========== =========== ===========

 Average common shares
  outstanding - basic     328,466     334,879     330,192     340,484
                       =========== =========== =========== ===========

 Cash dividends per
  share                $     0.35  $     0.30  $     1.05  $     0.90
                       =========== =========== =========== ===========
Note: Fiscal 2006 includes special items.
(Totals may not add due to rounding)




                 H. J. Heinz Company and Subsidiaries
                             Segment Data

                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                       January 31, January 25, January 31, January 25,
                           2007        2006        2007        2006
                         FY2007      FY2006      FY2007      FY2006
                       ----------- ----------- ----------- -----------
Net external sales:
 North American
  Consumer Products    $  714,536  $  658,771  $2,001,757  $1,828,770
 U.S. Foodservice         386,013     401,098   1,158,848   1,139,654
 Europe                   812,996     772,212   2,238,286   2,159,654
 Asia/Pacific             275,763     258,985     885,619     819,300
 Rest of World            105,884      95,458     302,827     296,408
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $2,295,192  $2,186,524  $6,587,337  $6,243,786
                       =========== =========== =========== ===========

Intersegment revenues:
 North American
  Consumer Products    $   12,654  $   13,202  $   38,465  $   38,633
 U.S. Foodservice           6,173       6,726      17,551      16,931
 Europe                     6,416       2,732      15,142       9,206
 Asia/Pacific                 874         479       3,310       1,702
 Rest of World                490         378       1,276         942
 Non-Operating            (26,607)    (23,517)    (75,744)    (67,414)
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $        -  $        -  $        -  $        -
                       =========== =========== =========== ===========

Operating income
 (loss):
 North American
  Consumer Products    $  161,862  $  154,440  $  471,041  $  425,389
 U.S. Foodservice          54,343      56,902     168,936     154,566
 Europe                   151,904     124,147     410,639     324,757
 Asia/Pacific              27,656        (957)    103,020      53,744
 Rest of World             11,902       4,927      35,569       6,292
 Non-Operating            (31,339)    (31,823)   (110,250)    (99,286)
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $  376,328  $  307,636  $1,078,955  $  865,462
                       =========== =========== =========== ===========

Operating income (loss) excluding special items:
 North American
  Consumer Products    $  161,862  $  154,479  $  471,041  $  427,817
 U.S. Foodservice          54,343      57,273     168,936     161,617
 Europe                   151,904     138,509     410,639     372,459
 Asia/Pacific              27,656      18,185     103,020      80,675
 Rest of World             11,902       8,293      35,569      27,044
 Non-Operating            (31,339)    (31,511)   (110,250)    (87,717)
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $  376,328  $  345,228  $1,078,955  $  981,895
                       =========== =========== =========== ===========

The company's revenues are generated via the sale of products in the following categories:

  Ketchup and Sauces   $  890,018  $  872,114  $2,706,142  $2,545,123
  Meals and Snacks      1,085,428   1,039,810   2,948,715   2,821,238
  Infant Foods            236,019     196,934     662,918     598,630
  Other                    83,727      77,666     269,562     278,795
                       ----------- ----------- ----------- -----------
  Total                $2,295,192  $2,186,524  $6,587,337  $6,243,786
                       =========== =========== =========== ===========




                 H.J. Heinz Company and Subsidiaries
         Special Items - Third Quarter Ended January 25, 2006

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the third quarter ended January 25, 2006:


                           Third Quarter Ended January 25, 2006
                     -------------------------------------------------
(amounts in                                      Income from
 millions)              Net     Gross  Operating Continuing      Per
                       Sales   Profit   Income   Operations     Share
                     --------- ------- --------- -----------   -------
Reported results from
 continuing
 operations          $2,186.5  $780.7    $307.6      $133.2    $ 0.39
 Reorganization
  costs                     -     1.6      13.3         9.6      0.03
 Strategic review
  costs                     -     0.1       8.7         8.7      0.03
 Net loss/ (gain) on
  disposals and
  impairment                -    15.7      15.6       (11.2)(a) (0.03)
 American Jobs
  Creation Act              -       -         -        27.7      0.08
                     --------- ------- --------- -----------   -------
Results from
 continuing
 operations
 excluding special
  items              $2,186.5  $798.1    $345.2      $168.0    $ 0.50
                     ========= ======= ========= ===========   =======

(a) Includes a $20.6 million benefit related to the reversal of tax valuation allowances.

(Note: Totals may not add due to rounding.)




                 H. J. Heinz Company and Subsidiaries
          Special Items - Nine Months Ended January 25, 2006

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the nine months ended January 25, 2006:

                            Nine Months Ended January 25, 2006
                    --------------------------------------------------
(amounts in                                       Income from
 millions)             Net      Gross   Operating Continuing     Per
                      Sales    Profit    Income   Operations    Share
                    --------- --------- --------- -----------   ------
Reported results
 from continuing
 operations         $6,243.8  $2,287.1   $ 865.5     $ 441.7    $1.29
 Reorganization
  costs                    -       7.7      69.8        48.7     0.14
 Strategic review
  costs                    -       1.6      18.4        16.6     0.05
 Net loss on
  disposals &
  impairment               -      12.3      28.3         2.4 (a) 0.01
 American Jobs
  Creation Act             -         -         -        27.7     0.08
                    --------- --------- --------- -----------   ------
Results from
 continuing
 operations
 excluding special
  items             $6,243.8  $2,308.7   $ 981.9     $ 537.0    $1.56
                    ========= ========= ========= ===========   ======

(a) Includes a $20.6 million benefit related to the reversal of tax valuation allowances.

(Note: Totals may not add due to rounding.)




                 H. J. Heinz Company and Subsidiaries
                     Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated February 27, 2007:


Operating Free Cash Flow Calculation
(amounts in thousands)
                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                       January 31, January 25, January 31, January 25,
                          2007        2006        2007        2006
                         FY 2007     FY 2006     FY 2007     FY 2006
                       ----------- ----------- ----------- -----------
  Cash provided by
   operating activities  $125,137    $109,437   $ 389,665   $ 502,920
  Capital expenditures    (60,974)    (51,408)   (150,516)   (151,017)
  Proceeds from
   disposals of
   property, plant and
   equipment                7,683       1,728      41,850       5,155

                       ----------- ----------- ----------- -----------
       Operating Free
        Cash Flow        $ 71,846    $ 59,757   $ 280,999   $ 357,058
                       =========== =========== =========== ===========

    CONTACT: H. J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780
             Michael Mullen, 412-456-5751
             Michael.mullen@us.hjheinz.com
             or
             Investors:
             Margaret Nollen, 412-456-1048